Exhibit 10.1
EXECUTION COPY
INTERCREDITOR AND SUBORDINATION AGREEMENT
(FF&E)
dated as of June 22, 2006
between
GREAT LAKES GAMING OF MICHIGAN, LLC,
as lender under the Lakes Notes and as Manager of the Project
and
WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,
as FF&E Agent

ii

          This Intercreditor and Subordination Agreement (this “Agreement”) is dated as of June 22, 2006 and is by and between Great Lakes Gaming of Michigan, LLC (“Great Lakes”), as lender under the Lakes Notes (as defined below) and as Manager and Developer (each as defined below) and WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity and together with its successors in such capacity, the “FF&E Agent”) for the FF&E Lenders (as defined below) .
RECITALS:
          A. Project. The Pokagon Gaming Authority (the “Borrower”), a wholly-owned unincorporated instrumentality of the Pokagon Band of the Potawatomi Indians, a federally recognized Indian tribe (the “Tribe”), is constructing and plans to own and operate the Four Winds Casino and Resort, a casino, hotel and resort complex with related ancillary facilities, located in New Buffalo, Michigan.
          B. Management Agreement. Lakes Entertainment, Inc., f/k/a Lakes Gaming, Inc. (“Lakes”) and the Tribe entered into the Management Agreement dated as of July 8, 1999, the rights and obligations of Lakes under which were thereafter assumed by Great Lakes pursuant to an Assignment and Assumption Agreement dated October 16, 2000 (as amended, the “Manager Assumption”) among the Tribe, Lakes and Great Lakes (such Management Agreement, as amended and restated on October 16, 2000, December 22, 2004 and January 25, 2006 and amended on June 1, 2006 and as further amended from time to time, the “Management Agreement”), pursuant to which Great Lakes as the manager (the “Manager”) is entitled to receive a management fee in consideration of its services relating to the management and operation of the Project and certain indemnification and other payments (the “Management Agreement Obligations”).
          C. Development Agreement. Lakes and the Tribe entered into the Development Agreement dated July 8, 1999, the rights and obligations of Lakes under which were thereafter assumed by Great Lakes pursuant to the Manager Assumption (such Development Agreement, as amended and restated on October 16, 2000, December 22, 2004 and January 25, 2006 and amended on June 22, 2006 and as further amended from time to time, and subject to the Assignment and Assumption Agreement referred to below, the “Development Agreement”), pursuant to which Great Lakes as the developer (the “Developer”) advanced (or has committed to advance) borrowings under the Lakes Notes to the Tribe for the purposes described in the Development Agreement.
          D. Assignment and Assumption Agreement. Pursuant to an Assignment and Assumption Agreement dated May 25, 2006 (the “Assignment and Assumption Agreement”), the Tribe assigned, and the Borrower assumed, the rights and obligations of the Tribe under the Management Agreement, the Development Agreement and the other Transaction Documents (as defined in the Development Agreement).
          E. Great Lakes Obligation to Subordinate. Under the Management Agreement, Great Lakes agreed to fully subordinate its rights with respect to its Management Fee (defined in the Management Agreement) to the FF&E Agent, and under the Development

Agreement, Great Lakes agreed to subordinate its rights to the Borrower’s payment of certain Obligations to the FF&E Agent.
          F. FF&E Facility. Concurrently herewith, the Borrower, the FF&E Agent and the FF&E Lenders have entered into the FF&E Facility Agreement (as defined below) pursuant to which the FF&E Lenders have agreed, subject to the terms thereof, to provide the FF&E Facility to the Borrower (the “FF&E Facility”). The proceeds of the FF&E Facility will be used to acquire the FF&E Collateral.
          G. FF&E Facility Agreement. The Borrower, the FF&E Agent and the Lenders have entered into the Loan Agreement as of even date herewith (as in effect on the date hereof, the “FF&E Facility Agreement”), in order to set forth, among other things, (a) the mechanics for and allocation of the Borrower’s request for advances under the FF&E Facility and (b) the conditions precedent to the Closing Date, to the initial advance and to subsequent advances.
          H. Collateral. In addition to certain other collateral and security interests, the FF&E Facility is secured by a first priority lien on the FF&E Collateral (as defined below).
          I. Intercreditor and Subordination Agreement. The parties hereto desire to enter into this Agreement in order to (a) set forth certain provisions relating to the FF&E Secured Parties’ respective rights in the FF&E Collateral, the exercise of remedies upon the occurrence of an event of default, the application of proceeds of enforcement and certain other matters and (b) set forth certain provisions relating to the subordination of the Lakes Obligations and certain other matters with respect thereto.
          NOW, THEREFORE, with reference to the foregoing recitals and in reliance thereon, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Definitions and General Provisions.
          1.1 Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in Appendix I to the Loan Agreement. The following terms have the meanings set forth below:
          “Affiliate” has the meaning assigned to that term in the FF&E Facility Agreement.
          “Agreement” has the meaning given in the recitals hereto.
          “Assignment and Assumption Agreement” has the meaning given in the recitals hereto.
          “Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors now or hereafter in effect.
          “Borrower” has the meaning given in the recitals hereto.
          “Business Day” has the meaning assigned to that term in the FF&E Facility Agreement.
          “Claims” means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, settlements, utility charges, costs, fees, expenses and disbursements (including, without limitation, legal fees and expenses and costs of investigation which, in the case of counsel or investigators retained by an Indemnitee, shall be reasonable) of any kind and nature whatsoever.
          “Closing Date” means June 22, 2006.
          “Discharge” means, in respect of the FF&E Facility, the indefeasible satisfaction and discharge or other satisfaction or payment in cash in full of the FF&E Secured Obligations.
          “Event of Default” has the meaning assigned to that term in the FF&E Facility Agreement.
          “Facility” or “Facilities” means, as the context requires, any or all of Lakes Facility and the FF&E Facility.
          “FF&E” means furniture, furnishings or equipment used in the ordinary course of the business of the Borrower.
          “FF&E Agent” has the meaning given in the preamble hereto.
          “FF&E Collateral” means Collateral as defined in the Security Agreement; provided, however, that upon the release by the FF&E Agent of its security interest in any portion of the FF&E Collateral, the FF&E Collateral shall exclude such released FF&E Collateral.
          “FF&E Facility” has the meaning given in the recitals hereto.
          “FF&E Facility Agreement” has the meaning given in the recitals hereto.
          “FF&E Financing Agreements” means the FF&E Facility Agreement, this Agreement, the FF&E Security Documents and any other agreement, document or instrument entered into or delivered by the Borrower or any of its Affiliates with or to the FF&E Agent or the FF&E Lenders in connection with the financing of the FF&E.
          “FF&E Lenders” has the meaning given in the FF&E Facility Agreement.

          “FF&E Secured Obligations” means all Obligations of the Borrower to the FF&E Agent and the FF&E Lenders under the FF&E Facility Agreement, the FF&E Security Documents and the other FF&E Financing Agreements.
          “FF&E Secured Parties” means, collectively, the FF&E Lenders and the FF&E Agent.
          “FF&E Security Documents” means, collectively, the Security Agreement, any guaranties, deeds of trust, security agreements, pledge agreements, collateral agency agreements, or collateral account agreements or any other document creating or perfecting a Lien, security interest or other preferential arrangement, and any related documents executed, filed, recorded or delivered from time to time by the Borrower in respect of any FF&E Secured Obligations.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations (as defined in the FF&E Facility Agreement) or Attributable Debt (as defined in the FF&E Facility Agreement) in respect of sale and leaseback transactions.
          “Indemnitee” means the FF&E Agent, the FF&E Lenders, and their respective affiliates, successors, permitted assigns, permitted transferees, invitees, contractors, servants, employees, officers, directors, shareholders, partners, participants, representatives agents and their respective designees or nominees.
          “Insolvency or Liquidation Proceeding” means (a) any case commenced by or against the Borrower or any of its Subsidiaries under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower, any receivership or assignment for the benefit of creditors relating to the Borrower or any similar case or proceeding relative to the Borrower or their creditors, as such, in each case whether or not voluntary; (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any of its Subsidiaries, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (c) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or its Subsidiaries are determined and any payment or distribution is or may be made on account of such claims.
          “Lakes Facility” has the meaning given in the recitals hereto.

          “Lakes Notes” the Lakes Development Note, the Lakes Facility Note, the Lakes Working Capital Advance Note, the Minimum Payments Note, the Transition Loan Note and the Non-Gaming Land Acquisition Line of Credit, each as defined in the Development Agreement and in each case as in effect on the date of the FF&E Facility Agreement.
          “Lakes Obligations” means any present or future Obligations of the Borrower to or for the benefit of Great Lakes or any of its Affiliates named by the Borrower pursuant to Section 7.2 of the FF&E Facility Agreement, as each may be refinanced, assumed, transferred or replaced in accordance with the FF&E Facility Agreement.
          “Lakes Parties” means, collectively, Great Lakes and each successor, assignee or transferee of any portion of the Lakes Obligations, including without limitation, the holders of the Lakes Obligations.
          “Lakes Transaction Documents” means the Management Agreement, the Development Agreement, the Lakes Notes, the other Transaction Documents referred to in the Development Agreement, and other documents, instruments and agreements subject to the Assignment and Assumption Agreement and any instruments or agreements executed pursuant thereto or in connection therewith, each as from time to time amended as permitted by the FF&E Facility Agreement.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law.
          “Management Agreement Obligations” has the meaning in the recitals.
          “Obligations” means (i) any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including without limitation any applicable post-default rate, specified in any Facility agreement, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness and (ii) solely with respect to the Borrower and no other Person, the Management Agreement Obligations and other Lakes Obligations.
          “Project” has the meaning given in the FF&E Facility Agreement.
          “Subsidiary” has the meaning assigned to that term in the FF&E Facility Agreement.
          “Tribe” has the meaning given in the recitals hereto.
          1.2 Interpretation. To the extent that reference is made in this Agreement to any term defined in, or to any other provision of, any other agreement, such term or provision shall continue to have the original meaning thereof notwithstanding any termination, expiration or amendment of such other agreement; provided, however, that to the extent that any agreement to which all of the parties hereto are parties is amended in accordance with the terms thereof and hereof, then any references herein to the terms and provisions of such agreement shall be to such terms or provisions as so amended.
     2. Deferral and Subordination of Lakes Obligations.
          2.1 Deferral and Accrual of Lakes Obligations. Each of the Lakes Parties agrees that any Lakes Obligations (i) not permitted to be paid pursuant to the FF&E Facility Agreement or (ii) the payment of which will result in or cause an Event of Default under the FF&E Facility Agreement shall be deferred and shall accrue and may be paid only at such time as such amounts would otherwise be permitted to be paid pursuant to the provisions of the FF&E Facility Agreement (and the payment of which shall not result or cause an Event of Default under the FF&E Facility Agreement), and none of the Lakes Parties of any portion of Lakes Obligations will ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, direct or indirect payment (whether in cash or property), any such amounts or any transfer or property in payment of or as security therefor (provided that any Lakes Party may ask or demand payments permitted to be paid pursuant to this Section 2.1, and provided further that each Lakes Party may make any demand, give any notice or take any other action permitted by and in accordance with the terms of the Management Agreement, the Development Agreement or any other Lakes Transaction Document so long as such action is not prohibited by this Agreement and the FF&E Facility Agreement). Without limiting the generality of the foregoing, nothing in the Agreement shall limit, restrict or otherwise impair any right of any Lakes Party to terminate the Management Agreement, the Development Agreement or any other Lakes Transaction Document in accordance with the terms thereof.
          2.2 [Intentionally Omitted].
          2.3 Subordination to FF&E Secured Obligations. Notwithstanding any provision of the Management Agreement, Development Agreement, Lakes Notes or any other agreement and instrument, all Lakes Obligations shall be subordinate and junior in right of payment, to the extent and in the manner set forth in this Section 2, to the Discharge of all FF&E Secured Obligations. For avoidance of doubt, the FF&E Agent agrees that, subject to the provisions of Section 2.4, at any time prior to the Discharge of the FF&E Secured Obligations, the Borrower may make, and each Lakes Party may receive and retain, payments with respect to the Lakes Obligations, so long as such payments are permitted to be paid pursuant to, and will not result in or cause an Event of Default under, the FF&E Financing Agreements.
          2.4 Default on FF&E Secured Obligations. In the event that any Event of Default shall occur and be continuing with respect to the FF&E Financing Agreements, or if any payment of Lakes Obligations would create an Event of Default under the FF&E Financing Agreements, unless and until the prior Discharge of all FF&E Secured Obligations, the right of Great Lakes to receive any payments or other distributions with respect to Lakes Obligations as the case may be shall be deferred during the continuance of such Event of Default.
          2.5 Deferral Not a Default. Great Lakes agrees that any deferral pursuant to this Section 2 of any Lakes Notes shall not constitute a default under the Management Agreement, Development Agreement, Lakes Notes, or any agreement and instruments referred to therein so long as the FF&E Facility has not been accelerated. For avoidance of doubt, the foregoing sentence shall not limit, restrict or otherwise impair any right of any Lakes Party to terminate or exercise any other right or remedy under the Management Agreement, the Development Agreement or any other Transaction Documents (as defined in the Development Agreement) in accordance with the terms thereof, other than as a result of non-payment under the Lakes Notes.
          2.6 Continuing Subordination. The subordination effected by this Section 2 is a continuing subordination and may not be modified or terminated by any Lakes Party until the prior Discharge of all FF&E Secured Obligations.
          2.7 Subordination of the Lakes Obligations upon Insolvency or Liquidation Proceeding. Without limiting the application of Section 6, in the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Borrower or the proceeds thereof to creditors of the Borrower or upon any Indebtedness of the Borrower, by reason of the liquidation, dissolution or other winding up, partial or complete, of the Borrower, or any Insolvency or Liquidation Proceeding, then and in any such event:
          2.7.1.1 The holders of FF&E Secured Obligations shall be entitled to receive payment in full in cash of all such FF&E Secured Obligation before the Lakes Parties shall be entitled to receive any payment or other distributions on, or with respect to, the Lakes Obligations;
          2.7.1.2 Any payment or distribution of any kind or character, whether in cash, securities or other property, which but for these provisions would be payable or deliverable upon or with respect to the Lakes Obligations shall instead be paid or delivered directly to the FF&E Agent for application on the FF&E Secured Obligations, whether then due or not due, until such FF&E Secured Obligations shall have first been Discharged;
          2.7.1.3 Each of the Lakes Parties hereby irrevocably authorizes and empowers the FF&E Agent, and appoints the FF&E Agent as attorney-in-fact, to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor, and to file and vote claims (in bankruptcy proceedings or otherwise) and take such other actions, in the FF&E Agent’s own name or otherwise, as the FF&E Agent may deem necessary or advisable for the enforcement of these provisions. The Lakes Parties shall duly and promptly take such action as may be reasonably requested by the FF&E Agent to assist in the collection of the Lakes Obligations for the account of any holder of the FF&E Secured Obligations, and to file appropriate proofs of claim with respect to the Lakes Obligations and to vote the same, and to execute and deliver to the FF&E Agent on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be reasonably requested by the FF&E Agent to enable the FF&E Agent or any other holder of FF&E Secured Obligations to enforce any and all claims upon or with respect to the Lakes Obligations and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Lakes Obligations. In addition, no Lakes Party shall take any action

(whether oral, written or otherwise) in contravention of any action of the FF&E Agent duly taken and permitted hereunder. Such appointment as attorney-in-fact pursuant to this Section 2.7.1.3 is irrevocable and coupled with an interest until payment in full in cash and complete performance of all the FF&E Secured Obligations. The FF&E Agent may appoint a substitute attorney-in-fact. Each of the Lakes Parties ratifies all actions reasonably taken by the attorney-in-fact but, nevertheless, if the FF&E Agent requests, each of them will specifically ratify any action taken by the attorney-in-fact by executing and delivering to the attorney-in-fact or to any entity designated by the attorney-in-fact all documents necessary to effect such ratification;
          2.7.1.4 Following any Insolvency or Liquidation Proceedings or Event of Default under the FF&E Facility Agreement, each of the Lakes Parties will forthwith deliver any direct or indirect payment thereafter made to it upon or with respect to the Lakes Obligations prior to the Discharge of all FF&E Secured Obligations to the FF&E Agent in precisely the form received (except for the endorsement or assignment by the Lakes Parties where necessary) for application on the FF&E Secured Obligations, whether then due or not due. Until so delivered, the payment or distribution shall be held in trust by the Lakes Parties as property of the holders of the FF&E Secured Obligations. In the event of the failure by the Lakes Parties to make any such endorsement or assignment, the FF&E Agent, or any of its officers or employees, are hereby irrevocably authorized to make the same.
          2.8 [Intentionally Omitted].
          2.9 Judgment Liens. In the event any Lakes Party becomes a judgment Lien creditor in respect of any assets of the Borrower as a result of its enforcement of its rights as a creditor with respect to the Lakes Obligations such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the FF&E Secured Obligations).
          2.10 When Proceeds Must be Paid Over. Any payment received by the Lakes Parties (including, without limitation, payments and prepayments made for application against the Lakes Obligations) prior to the Discharge of all FF&E Secured Obligations when such payment is not expressly permitted by the terms of this Agreement or the other FF&E Financing Agreements shall be held in trust for the benefit of the holders of FF&E Secured Obligations and shall be turned over to the FF&E Agent promptly upon the request of the FF&E Agent.
          2.11 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any Lakes Party pays over to the FF&E Agent or any of the FF&E Secured Parties under the terms of this Agreement, Great Lakes shall be subrogated to the rights of the FF&E Agent or such FF&E Secured Parties; provided, however, that, the Lakes Parties hereby agree not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of all FF&E Secured Obligations has occurred. To the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the Lakes Parties that are paid over to the FF&E Agent or any FF&E Secured Party pursuant to this Agreement shall not reduce any of the Lakes Obligations.

     3. FF&E Collateral, Priority of Liens.
          The Lakes Parties hereby confirm and agree that the FF&E Secured Obligations shall be secured by a first priority lien on and security interest in the FF&E Collateral notwithstanding (a) the availability of any other collateral, (b) the execution, delivery, recording, filing or perfection of any of the FF&E Security Documents, or the order of such execution, delivery, recording, filing or perfection or the priorities which would otherwise result therefrom, (c) the fact that any Lien or security interest created by the FF&E Security Documents, or any claim with respect thereto, is or may be subordinated, avoided or disallowed in whole or in part under any Bankruptcy Law, or (d) any other matter whatsoever. All provisions of this Agreement, including but not limited to, all matters relating to the creation, validity, perfection, priority, subordination and release of the Liens and security interests intended to be created by any FF&E Security Document and all provisions regarding the allocation and priority of payments with respect to any FF&E Financing Agreement shall survive any Insolvency or Liquidation Proceeding and be fully enforceable by and against each FF&E Secured Party during any such proceeding. In the event of an Insolvency or Liquidation Proceeding, each Lakes Party further confirms and agrees that the Obligations due and outstanding under and with respect to each FF&E Financing Agreement shall include all principal, additional advances permitted thereunder, interest, default interest, London Interbank Offered Rate (LIBOR) breakage and swap breakage, post petition interest and all other amounts due thereunder, for periods before and for periods after the commencement of any such proceedings, even if the claim for such amounts is disallowed pursuant to applicable law, and all proceeds from the sale or other disposition of the FF&E Collateral shall be paid to the FF&E Secured Parties in the order and priority provided for in this Section 3 notwithstanding the disallowance of any such claim or the invalidity or subordination of any Lien on or security interest in the FF&E Collateral under applicable law.
     4. Rights and Limitation of Actions With Respect to FF&E Collateral.
          4.1 Rights and Limitations Applicable to Lakes Parties.
               4.1.1 At any time prior to the Discharge of all FF&E Secured Obligations, the Lakes Parties shall not, and shall not authorize or direct any other Person acting for them or to, exercise any right or remedy with respect to any FF&E Collateral (including any right of set-off) or take any action to enforce, collect or realize upon any FF&E Collateral, including, without limitation, any right, remedy or action to:
(a)	take possession of or control over any FF&E Collateral;

(b)	exercise any collection rights in respect of any FF&E Collateral;

(c)	exercise any right of set-off against any property subject to any Lien securing any FF&E Secured Obligations;

(d)	foreclose upon any FF&E Collateral or take or accept any transfer of title in lieu of foreclosure upon any FF&E Collateral;

(e)	enforce any claim to the proceeds of insurance upon any FF&E Collateral;

(f)	deliver any notice, claim or demand relating to the FF&E Collateral to any Person (including any securities intermediary, depositary bank or landlord) in the possession or control of any FF&E Collateral or acting as bailee, custodian or agent for any of the FF&E Secured Obligations in respect of any FF&E Collateral;

(g)	otherwise enforce any remedy available upon default for the enforcement of any Lien upon any FF&E Collateral;

(h)	deliver any notice or commence any proceeding for any of the foregoing purposes;

(i)	seek relief in any Insolvency or Liquidation Proceeding permitting it to do any of the foregoing; or

(j)	retain any proceeds of accounts and other obligations receivable paid to it directly by any account debtor.
               4.1.2 Nothing in this Agreement or any other FF&E Financing Agreement shall affect the relative rights of the Lakes Parties, collectively, vis a vis creditors of the Borrower other than the FF&E Secured Parties;
          4.2 Rights and Limitations Applicable to the FF&E Secured Parties.
               4.2.1 At all times until Discharge of all FF&E Secured Obligations, the FF&E Agent at the direction of the FF&E Lenders shall have the exclusive right to manage, perform and enforce the terms of the FF&E Security Documents with respect to all FF&E Collateral and to exercise and enforce all privileges and rights thereunder according to its discretion and exercise of its business judgment, including, without limitation, the exclusive right to take the actions enumerated in clauses (a) through (j) of Section 4.1.1. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing under the FF&E Facility, the FF&E Agent shall have the right to (i) enter the Project’s real property for the purpose of inspecting, maintaining or protecting the FF&E Collateral and (ii) remove the FF&E Collateral (including all records and other documentation relating thereto) and take such additional steps as are reasonably necessary or appropriate to prepare such FF&E Collateral for a foreclosure sale or other exercise of remedies with respect to such FF&E Collateral under the FF&E Facility Agreement.
          In connection therewith, provided that each of the FF&E Secured Parties acts in a commercially reasonable manner and otherwise in accordance with applicable law, each Lakes Party waives any and all rights to affect the method or challenge the appropriateness of any action by the FF&E Secured Parties and hereby consents to each of the FF&E Secured Parties exercising or not exercising such rights and remedies.
          4.3 Notification of Events of Default. Each party hereto hereby agrees, for the benefit of each other party, to use its best efforts to provide written notice to each other party within 10 Business Days after obtaining actual knowledge of the occurrence or assertion of an

Event of Default under their respective Facilities. No party shall have any liability to the other for failing to provide any such notice.
          4.4 Certain Waivers by Lakes Parties. To the fullest extent permitted by law, the Lakes Parties waive and agree not to assert or enforce, at any time prior to the Discharge of all FF&E Secured Obligations:
(a)	any right of subrogation to the rights or interests of the FF&E Secured Parties or any claim or defense based upon impairment of any such right of subrogation;

(b)	any right of marshalling accorded to a junior lienholder, as against a priority lienholder, under equitable principles; and

(c)	any statutory right of appraisal or valuation accorded to a junior lienholder in a proceeding to foreclose a senior Lien;
in each case, that otherwise may be enforceable in respect of any Lien securing any of the Lakes Obligations as against the FF&E Secured Parties.
          4.5 Agent for Perfection. Each of the Lakes Parties agrees to hold any FF&E Collateral in its respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either, as applicable) as agent for the FF&E Secured Parties solely for the purpose of perfecting the security interest granted to each in such FF&E Collateral subject to the terms and conditions of this Section 4.5. None of the parties hereto shall have any obligation whatsoever to the other parties to assure that the FF&E Collateral is genuine or owned by the Borrower, or to preserve rights or benefits of any Person. The duties or responsibilities of each Lakes Party under this Section 4.5 are and shall be limited solely to holding or maintaining control of the FF&E Collateral as agent for the other for purposes of perfecting the Lien held by the FF&E Secured Parties. Persons acting pursuant to this Section 4.5 are not and shall not be deemed to be fiduciaries of any kind for any other Person.
          4.6 When Proceeds Must be Paid Over. Any payment received by any Lakes Party (including, without limitation, payments and prepayments made for application against the Lakes Obligations) prior to the Discharge of all FF&E Secured Obligations when such payment is not expressly permitted by the terms of this Agreement shall be held in trust for the benefit of the FF&E Secured Parties and shall be turned over to the FF&E Agent promptly upon the request of the FF&E Agent or any other FF&E Secured Party.
     5. Rights and Limitations with Respect to Amendments, Waivers and Other Actions Under Facilities.
          5.1 Rights and Limitations Applicable to the FF&E Secured Parties.
               5.1.1 The FF&E Secured Parties may at any time and from time to time, without the consent of or notice to any Lakes Party, without incurring any responsibility or liability to any Lakes Party and without in any manner prejudicing, affecting or impairing the ranking or priority of the Liens and the security interests in the FF&E Collateral created by the

FF&E Security Documents or the rights and obligations of the parties hereunder, take (or instruct the FF&E Agent to take) any of the following, subject to the provisions of Section 5.2:
(a)	make loans and advances to the Borrower or issue, guaranty or obtain letters of credit for account of the Borrower or otherwise extend credit to the Borrower in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or Event of Default or failure of condition is then continuing;

(b)	change the manner, place or terms of payment or extend the time of payment of, or renew or alter, compromise, accelerate, extend or, subject to Section 8.13, refinance any FF&E Secured Obligations or any agreement, guaranty, Lien or obligation of the Borrower or any other Person in any manner related thereto, or otherwise amend, supplement or change in any manner any FF&E Secured Obligations or Liens securing FF&E Secured Obligations or any such agreement, guaranty, Lien or obligation;

(c)	increase or reduce the amount of any FF&E Secured Obligation or the interest, premium, fees or other amounts payable in respect thereof;

(d)	release or discharge any FF&E Secured Obligation or any guaranty thereof or any agreement or obligation of the Borrower or any other Person with respect thereto;

(e)	take or fail to take any first priority Lien or any other collateral security for any FF&E Secured Obligation or take or fail to take any action which may be necessary or appropriate to ensure that any Lien securing a FF&E Secured Obligation or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien or to ensure that any proceeds of any property subject to any Lien are applied to the payment of any FF&E Secured Obligation or any other obligation secured thereby;

(f)	release, discharge or permit the lapse of any or all Liens securing a FF&E Secured Obligation or any other Liens upon any property at any time;

(g)	exercise or enforce, in any manner, order or sequence, or fail to exercise or enforce, any right or remedy against the Borrower or any collateral security or any other Person or property in respect of any FF&E Secured Obligation or any Lien securing any FF&E Secured Obligation or any right or power under the FF&E Security Documents and hereunder and apply any payment or proceeds of collateral in any order of application; or

(h)	sell, exchange, release, foreclose upon or otherwise deal with any property that may at any time be subject to any Lien securing any FF&E Secured Obligation.

               5.1.2 No (a) exercise, delay in exercising or failure to exercise any right arising under the FF&E Security Documents or this Agreement, (b) act or omission of any FF&E Secured Party in respect of the Borrower or any other Person or any collateral security for any FF&E Secured Obligation or any right arising under the FF&E Security Documents and hereunder, (c) change, impairment, or suspension of any right or remedy of any FF&E Secured Party, or (d) other act, failure to act, circumstance, occurrence or event, including, without limitation, the acts listed in Section 5.1.1, which, but for this provision, would or could act as a release or exoneration of the agreements or obligations of any Lakes Party hereunder shall in any way affect, decrease, diminish or impair any of such agreements or obligations.
          5.2 Waivers and Deferrals of Payments . Any Lakes Party may, without the consent of the FF&E Secured Parties, defer any payments due under its Facility or waive any provisions thereof.
          5.3 Limitation of Liability
               5.3.1 Except as expressly set forth herein, no party hereto will have any duty, express or implied, fiduciary or otherwise, to any other party.
               5.3.2 To the maximum extent permitted by law, each Lakes Party waives any claim it may have against any FF&E Secured Party with respect to or arising out of any action or failure to act or any error of judgment or negligence (but not gross negligence, willful misconduct or any breach of this Agreement) on the part of any FF&E Secured Party or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies in respect of the FF&E Secured Obligations or under any FF&E Security Documents or any transaction relating to the FF&E Collateral. Neither any FF&E Secured Party nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the FF&E Collateral or for any delay in doing so, except to the extent arising out of breach of this Agreement by or out of the gross negligence or willful misconduct of such FF&E Secured Party or any of their respective directors, officers, employees or agents, or will be under any obligation to sell or otherwise dispose of any FF&E Collateral upon the request of the Borrower or upon the request of any Lakes Party or any other Person or to take any other action whatsoever with regard to the FF&E Collateral or any part thereof.
               5.3.3 Each party (subject to the terms and conditions of its respective Facility) shall be responsible for keeping itself informed of the financial condition of the Borrower and its Affiliates and all other circumstances bearing upon the risk of nonpayment of any FF&E Secured Obligations. Except as set forth in Section 4.3, no FF&E Secured Party shall have any duty to advise any Lakes Party of information regarding such condition or circumstances or as to any other matter. If any party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to provide any similar information on any subsequent occasion, to provide any additional information, or undertake any investigation, or to disclose any information which, pursuant to accepted or reasonable commercial finance practice, it wishes to maintain confidential.
     6. Insolvency or Liquidation Proceedings

          6.1 Right to File Involuntary Bankruptcy. Notwithstanding any other provision of this Agreement to the contrary, any Lakes Party shall be entitled, at any time and at its sole discretion, to initiate or join as a petitioning creditor in an involuntary Insolvency or Liquidation Proceeding against the Borrower; provided, however, that, until the prior Discharge of all FF&E Secured Obligations, none of the Lakes Parties shall, without the prior written consent of the FF&E Agent, acting at the direction of the FF&E Lenders, initiate or join as a petitioning creditor in an involuntary Insolvency or Liquidation Proceeding against the Borrower.
          6.2 Certain Agreements and Consents by Lakes Parties.
               6.2.1 At no time prior to the Discharge of all FF&E Secured Obligations shall any Lakes Party:
(a)	request judicial relief in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the exercise or enforcement of any right or remedy otherwise available to the holders of FF&E Secured Obligations that would limit, invalidate, avoid or set aside any Lien securing the FF&E Secured Obligations or subordinate the Lien securing the FF&E Secured Obligations to the Liens securing the Lakes Obligations or grant the Liens securing the Lakes Obligations equal ranking to the Liens securing the FF&E Secured Obligations;

(b)	oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Liens securing the FF&E Secured Obligations made by any holder of FF&E Secured Obligations in any Insolvency or Liquidation Proceeding;

(c)	oppose or otherwise contest any exercise by any holder of FF&E Secured Obligations of the right to credit bid FF&E Secured Obligations at any sale in foreclosure of Lien securing the FF&E Secured Obligations; or

(d)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of FF&E Secured Obligations relating to the enforcement of any Lien securing the FF&E Secured Obligations.
               6.2.2 If, in any Insolvency or Liquidation Proceeding prior to the Discharge of all FF&E Secured Obligations, the FF&E Secured Parties:
(a)	consent to any order for use of cash collateral for payment of (i) expenses reasonably necessary or appropriate for the conduct of the Project or for the preservation of the FF&E Collateral, or (ii) administrative expenses arising in connection with the Insolvency or Liquidation Proceeding;

(b)	consent to any order granting any priming Lien, replacement Lien, cash payment or other relief on account of FF&E Secured Obligations as adequate protection (or its equivalent) for the interests of the FF&E Secured Parties in property subject to the Liens securing the FF&E

               Secured Obligations in connection with any order for use of cash collateral; or
(c)	consent to any order relating to any sale of the FF&E Collateral and providing, to the extent the sale is to be free and clear of Liens, that all such Liens shall attach to the proceeds of the sale (except that the FF&E Secured Parties need not admit, consent to or support any valuation of the FF&E Collateral alleged in support of the allowance of any secured claim based upon the Liens securing the Lakes Obligations), then, the Lakes Parties will not oppose or otherwise contest the entry of such order.
               6.2.3 The Lakes Parties will not assert or enforce, at any time prior to the Discharge of the FF&E Secured Obligations, any claim under §506(c) of the United States Bankruptcy Code with respect to the Liens securing the FF&E Secured Obligations for costs or expenses of preserving or disposing of any FF&E Collateral.
               6.2.4 If, for purposes of valuation of the secured claims of the FF&E Secured Parties in any Insolvency or Liquidation Proceeding, the FF&E Secured Parties determine, and the FF&E Agent or any other FF&E Secured Party notifies any Lakes Party, that the FF&E Collateral should be valued as of any particular time in the period from the date of commencement of such Insolvency or Liquidation Proceeding to the date of confirmation of any plan of reorganization or other dispositive restructuring plan therein, then the Lakes Parties shall not oppose or otherwise contest that the date as of which such secured claims should be valued is the date chosen by the FF&E Secured Parties. The Lakes Parties shall not have the right to assert the lack of adequate protection of their Liens or the collateral securing the Lakes Obligations as a basis for opposing a motion or other relief sought in any Insolvency or Liquidation Proceeding and approved by the FF&E Secured Parties.
     7. Representations and Warranties. Great Lakes represents, warrants and covenants to the FF&E Agent on behalf of the FF&E Lenders as follows:
          7.1 Organization. It is duly organized and is validly existing under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.
          7.2 Authorization.
          All actions necessary to authorize the execution, delivery and performance of this Agreement have been duly taken, and all such actions continue in full force and effect as of the date hereof.
          7.3 Binding Agreement. It has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Great Lakes enforceable in accordance with its terms and subject to (a) Bankruptcy Laws, and (b) principles of equity, which may apply regardless of whether a proceeding is brought in law or in equity.
          7.4 No Consent Required. To the best of its knowledge, no consent of any other party and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery, or performance of this Agreement or consummation of the transactions contemplated by this Agreement.
          7.5 No Conflicts. None of the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Great Lakes; (b) to the best of its knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Great Lakes is a party or to which any of its properties are subject, other than certain conflicts with the Lakes Transaction Documents, it being acknowledged that the performance of this Agreement and the consummation of the transactions contemplated by this Agreement may so conflict; (c) to the best of its knowledge, result in the creation of any Lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon its properties or assets pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument; (d) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency, or governmental or regulatory body of which it has knowledge against, or binding upon Great Lakes or upon any of its securities, properties, assets, or business; or (e) to the best of its knowledge, constitute a violation by Great Lakes of any statute, law, or regulation that is applicable to Great Lakes.
          7.6 Default. There exist no conditions that would constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) by Great Lakes under this Agreement.
          7.7 No Lien. Great Lakes (i) acknowledges that neither it nor any other Lakes Party has any Lien in, to or on the FF&E Collateral, (ii) agrees that there are no presently effective filings or recordings including UCC financing statements evidencing any Lien in its favor on the FF&E Collateral and no security interest granted by the Borrower to any Lakes Party shall attach to the FF&E Collateral unless and until (x) the FF&E Facility (and any renewal, refunding, replacement, or refinancing thereof) shall be paid in full or otherwise discharged or defeased, or (y) with respect to any item of FF&E Collateral, such item otherwise shall be released and no longer constitute FF&E Collateral and (iii) agrees that any filings and recordings reflecting any security interest that it may have on the FF&E Collateral shall be released and hereby authorizes the Collateral Agent to effect such releases.
     8. Miscellaneous Provisions.
          8.1 Notices; Addresses. Any communications between the parties hereto or notices herein to be given may be given to the following addressees:

If to Great Lakes:	Great Lakes Gaming of Michigan, LLC
Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, Minnesota 55305

Facsimile: (952) 449-7064
Attention: Timothy J. Cope

with a copy to:

Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, Minnesota 55305
Facsimile: (952) 449-9353
Attention: Damon Schramm

with a copy to:

Hamilton Quigley & Twait, PLC
First National Bank Building, Suite W1450
332 Minesota Street
Saint Paul, Minnesota 55101
Facsimile: (651) 602-9976
Attention: Kevin Quigley

with a copy to:

Gray Plant Mooty
500 I.D.S. Center
Minneapolis, Minnesota 55402
Facsimile: (651) 632-4050
Attention: Daniel R. Tenenbaum

If to the FF&E Agent:	Wells Fargo Bank Northwest, National Association
299 South Main Street, 12th Floor
MAC U1228-120 Salt Lake City, Utah 84111
Attn: Corporate Trust Services
Contact: Corporate Trust Services
Phone: 801-246-5630
Facsimile: 801-246-5053
All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by reputable overnight delivery service, (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by prepaid telex, or by telecopy with correct answer back received. Notice so given shall be effective upon receipt by the addressee, except that any communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted before 4 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of no less than twenty (20) days’ notice to the other parties in the manner set forth hereinabove.
          8.2 Further Assurances. Each party hereto (a) shall deliver to each other party, such instruments, agreements, certificates and documents as any such Person may reasonably request to confirm the validity and priority of the Liens on and security interests in the FF&E Collateral, (b) shall fully cooperate with each other, and (c) shall perform all additional acts reasonably requested by any such Person to effect the purposes of this Agreement.
          8.3 Waiver. Any waiver, permit, consent or approval of any kind or character on the part of any of the parties hereto of any Event of Default or other breach or default under this Agreement or any waiver on the part of any of the parties hereto of any provision or condition of this Agreement or any other operative document, must be in writing and shall be effective only to the extent in such writing specifically set forth.
          8.4 Entire Agreement. As among the parties hereto, this Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof, all of which negotiations and writings are deemed void and of no force and effect. As among the parties hereto, in the event of any conflict between the terms of this Agreement and the terms of the FF&E Facility Agreement, the terms of this Agreement shall control.
          8.5 Governing Law. This Agreement shall be governed by the laws of State of New York of the United States of America and shall for all purposes be governed by and construed in accordance with the laws of such state without regard to the conflict of law rules thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.
          8.6 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.
          8.7 Headings. Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
          8.8 Consent of Jurisdiction, Waiver of Immunity. Any legal action or proceeding arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each party hereto, accepts, for its and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts for legal proceedings arising out of or in connection with this Agreement and Great Lakes irrevocably consents to the appointment of CT Corporation, a woltersKluwer Company, located at 111 Eighth Avenue, 13th Floor; New York, NY 10011; telephone: 212-590-9310; facsimile: 212-590-9190, as its agent to receive service of process in New York, New York. Nothing herein shall affect the right to serve process in any other manner including judicial or non-judicial foreclosure of real property interests which are part of the FF&E Collateral. Each party hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with any or all of the Project, this Agreement or any other operative document brought before the foregoing courts on the basis of forum non-conveniens.
          8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement shall terminate upon the Discharge of the FF&E Facility.
          8.10 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties hereto listed below shall constitute a single binding agreement.
          8.11 No Third Party Beneficiaries. Except for the FF&E Lenders, the parties hereto do not intend the benefits of this Agreement to inure to the benefit of nor shall it be enforceable by any third party (including, without limitation, the Borrower or any of its Affiliates) nor shall this Agreement be construed to make or render any party hereto liable to any third party (including, without limitation, the Borrower or any of its Affiliates) for the performance or failure to perform any obligations hereunder.
          8.12 Amendments. 8.12.1 Upon (a) any refinancing in whole or in part of any Facility or (b) any transfer or assignment, any such new lender shall be bound by the terms of this Agreement and parties hereto hereby agrees to execute and deliver an amendment to this Agreement with such new lender, or an agent or trustee on its behalf, to make such Person a party hereunder.
          8.13.2 Except as otherwise set forth in Section 8.12.1, no amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in a writing signed by each party hereto.
          8.13 Legends. Each Lakes Party (to the extent that approval is not required by the Chairman of the National Indian Gaming Commission) agrees that each Lakes Transaction Document shall include the following language:
“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Lakes Party pursuant to this Agreement and the exercise of any right or remedy by the Lakes Party hereunder are subject to the provisions of the Intercreditor and Subordination Agreement, dated as of June 22, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor and Subordination Agreement”), between Wells Fargo Bank Northwest,

National Association, as FF&E Agent and Great Lakes Gaming of Michigan, LLC and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict between the terms of the Intercreditor and Subordination Agreement and this Agreement, the terms of the Intercreditor and Subordination Agreement shall govern and control (all defined terms having the meanings ascribed thereto in the Intercreditor and Subordination Agreement).”
For the avoidance of doubt, none of the Lakes Transaction Documents shall be required to bear such legend, unless such documents are assigned to a third party.
          8.14 Trust Indenture Act. The parties do not intend that the provisions of this Agreement violate the requirements of the Trust Indenture Act of 1939, as amended.
          8.15 Reinstatement. If the payment of any amount applied to any FF&E Secured Obligations is later avoided, or rescinded (including by settlement of any claim for avoidance or rescission) or otherwise set aside, then:
(a)	to the fullest extent lawful, all claims for the payment of such amount as FF&E Secured Obligations and, to the extent securing such claims, all such Liens under the FF&E Security Documents will be reinstated and entitled to the benefits hereof, and

(b)	if a Discharge of FF&E Secured Obligations became effective prior to such reinstatement, all obligations of the Lakes Parties that were terminated as a result of such Discharge of FF&E Secured Obligations shall be concurrently reinstated to the extent such claims and Liens under the FF&E Security Documents are reinstated, beginning on such date but prospectively only (and not retroactively), as though no FF&E Secured Obligations or Liens under the FF&E Security Documents had been outstanding at any time prior to such date and will remain effective until the claims for such amount are paid in full in cash.
          8.16 Attorneys’ Fees. Unless paid by the Borrower, the prevailing party in any dispute or controversy hereunder shall be entitled to an award of its reasonable attorneys’ fees.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the day and year first above written.

Great Lakes: GREAT LAKES GAMING OF MICHIGAN, LLC
By:	/s/ TIMOTHY COPE
	Name:	Timothy Cope
	Title:	President and Chief Financial Officer

FF&E Agent: WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION
By:	/s/ NANCY M. DAHL
	Name:	Nancy M. Dahl
	Title:	Vice President

Acknowledged by:
Borrower:
POKAGON GAMING AUTHORITY

By:	/s/ JOHN MILLER
Name: John Miller
Title: President and Chief Executive Officer